Exhibit 99.1

FOR IMMEDIATE RELEASE
January 11, 2024	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS
FIRST FISCAL QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales increased 4.1% for its Good Times brand and decreased 6.2% for its Bad Daddy’s brand for its first fiscal quarter ended December 26, 2023 compared to the same prior-year fiscal quarter.

Ryan Zink, President and CEO, said “Our Good Times brand has continued to deliver positive same store sales in spite of a challenging operating environment, reflecting the strong company-owned restaurant operations and the impact of our restaurant refresh program. Bad Daddy’s sales during the first quarter reflects the challenges facing that brand, and though top line trends had improved throughout December, sales have softened again in January, which was an unseasonably strong month in the prior year, ranking third of all months of the 2023 fiscal year in average weekly sales for the concept.”

“We continue to execute strategies to profitably grow sales and traffic including launching system-wide drink specials and late night happy hour beginning on January 17, 2024, and a new cocktail lineup launching during the month of February as we renew our focus on bar execution. In addition to this coming spring’s established seasonal food and beverage specials, we anticipate the addition of new core menu items that will expand the price range covered by our menu, offering everyday value on products that still match the flavor, presentation, and overall culinary excellence expected of all of our menu items, and will mark the return of chef-created salmon and turkey “Non-Burger Burger” builds to our core menu,” Zink continued.

Mr. Zink concluded, “My confidence in both brands remains positive, reinforced by five Bad Daddy’s, in three different states, achieving new single-store weekly sales records, and our Madison, Alabama restaurant posting its second highest sales week since opening, during the first week of the second fiscal quarter.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, and licenses 41 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

1 Same store sales include all Company-owned restaurants currently open with at least 18 full fiscal months of operating history and for Good Times includes currently open Company-owned restaurants acquired from former franchisees beginning with the first full fiscal month under Company ownership.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek”, “plan” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the disruption to our business from pandemics and other public health emergencies, the impact and duration of staffing constraints at our restaurants, the impact of supply chain constraints and the current inflationary environment, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, other general economic and operating conditions, risks associated with our share repurchase program, risks associated with the acquisition of additional restaurants, the adequacy of cash flows and the cost and availability of capital or credit facility borrowings to provide liquidity, changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wage and tip credit regulations, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2023 filed with the SEC, and other filings with the SEC.

GOOD TIMES RESTAURANTS INC CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440

Category: Financial